Exhibit 99.1

Alfi Announces up to $2 Million Share Repurchase Program

Miami Beach, FL / June 23, 2021 — Alfi, Inc. (Nasdaq: ALF) (“Alfi” or the “Company”), an AI enterprise SaaS platform company powering computer vision with machine learning models to allow content publishers and brand owners to deliver interactive, intelligent information without violating user privacy, today announced that its Board of Directors authorized a share repurchase program for up to $2 million of its outstanding common stock.

“We are committed to enhancing stockholder value and approach this objective with a firm belief and respect for our shareholder base,” said Paul Pereira, CEO of Alfi. “In keeping with this objective, today we are announcing a stock repurchase program of up to $2 million. We are a young company with a big opportunity to grow and increase our valuation. Our balance sheet has benefited from the exercise of some of the warrants associated with our IPO, and our conviction in our future prospects makes this an appropriate time to repurchase stock and return capital to stockholders.”

Purchases under the share repurchase program may be made from time to time in the open market, through block trades, the Company’s 10b5-1 plan or privately negotiated transactions in accordance with applicable laws, rules and regulations. The timing of the purchases and the amount of stock repurchased will depend on market and business conditions, stock price, applicable legal requirements and other factors. The share repurchase program does not commit the company to repurchase shares of its common stock and it may be amended, suspended or discontinued at any time without prior notice at Alfi’s discretion.

About Alfi Inc.

Alfi, Inc. provides solutions that bring transparency and accountability to the digital out of home advertising marketplace. Since 2018, Alfi, Inc. has been developing its artificial intelligence advertising platform to deliver targeted advertising in an ethical and privacy-conscious manner.

For more information, please visit: https://www.getalfi.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including, but not limited to, risks related to changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the Nasdaq Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to capital investments of the Company.. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Alfi Inc. Company Contact

Dennis McIntosh

Chief Financial Officer

d.mcintosh@getalfi.com

Alfi Inc. Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com